Exhibit 10.2

LETTER AGREEMENT

January 28, 2016

Stacy L. Fox
E. I. du Pont de Nemours & Company
974 Centre Road, CRP730/5125
Wilmington, DE 19805

Dear Stacy,

Reference is made to the Separation Agreement, dated as of June 26, 2015, by and between E. I. du Pont de Nemours and Company (“DuPont”) and the Chemours Company (“Chemours”) (the “MSA”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the MSA, and Section numbers referred to herein shall be deemed to refer to the corresponding Sections of the MSA.
Each of DuPont and Chemours has been engaged in good faith discussions related to certain terms of the MSA and a process by which Chemours is seeking amendments to its existing borrowing arrangements as summarized on Exhibit A hereto (the “Facility Amendments”).
In furtherance of these discussions, and in respect of good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

(1)
Without changing the terms of the MSA, including without limitation the terms of Section 2.13 of the MSA, neither party shall be obligated to pay the other any of the amounts contemplated by Section 2.13. For the avoidance of doubt, and in furtherance and not in limitation of the foregoing (a) neither Dupont nor Chemours shall be obligated to pay any amount with respect to the Preliminary Cash Adjustment under Sections 2.13(b)(vi)(A) and 2.13(b)(vii) of the MSA; (b) Chemours shall not be obligated to pay any amount with respect to the Final GCAP Cash-Comparable Items Adjustment Amount under Sections 2.13(c)(v) and 2.13(c)(vi) of the MSA; and (c) neither DuPont nor Chemours shall be obligated to pay any interest on the amounts set forth in the preceding clauses (a) and (b), which would otherwise be contemplated by Section 2.13(d) of the MSA.

(2)
DuPont and Chemours will promptly finalize in good faith, on customary market terms and conditions, advance purchases by DuPont of specified services and materials under existing agreements with Chemours, in an amount equal to approximately $190 million.

(3)	The parties agree and acknowledge that the foregoing understandings are contingent upon the entry by Chemours into the Facility Amendments.

(4)
The parties each hereby represent and warrant that they have all requisite power and authority to enter into this letter agreement and to perform their respective obligations hereunder, including the approval of their respective Boards of Directors.

(5)
The parties agree to keep this letter agreement and the discussions related thereto and any materials received in connection herewith strictly confidential, other than as required to be disclosed under law (it being agreed and acknowledged that Chemours intends to, following its entering into definitive agreements with its lenders to effectuate the Facility Amendments, disclose this letter agreement in compliance with its disclosure obligations under the federal securities laws), and provided that the parties may share this letter agreement with their representatives and counsel, in each case on the condition that such parties agree to keep the terms of this letter agreement confidential, and that Chemours may share with its lenders solely to the extent necessary to facilitate the Facility Amendments. The parties further agree that they will cooperate and consult in advance and in good faith regarding any disclosure required by federal securities laws.

(6)
Except as expressly set forth in this letter agreement, neither DuPont nor Chemours waives, and each of DuPont and Chemours hereby expressly reserves, all of its rights and remedies, including, without limitation, with respect to the MSA.

Please sign below to indicate your agreement to the foregoing.
E. I. DU PONT DE NEMOURS AND COMPANY

By: /s/ Stacy L. Fox
Name: Stacy L. Fox
Title: Senior Vice President and
General Counsel

THE CHEMOURS COMPANY

By: /s/ David C. Shelton
Name: David C. Shelton
Title: SVP, General Counsel and Corporate Secretary